Exhibit 10.2
HYSTER-YALE MATERIALS HANDLING, INC. AND SUBSIDIARIES
Director Fee Policy (Amended Effective as of January 1, 2024)

This Director fee policy shall apply to each Director of Hyster-Yale Materials Handling, Inc. (Hyster-Yale) or one of its subsidiaries, other than (i) Directors who are full-time employees of Hyster-Yale or one of its subsidiaries or (ii) Directors who have entered into separate written fee agreements authorized by the Board of Directors and executed by an authorized officer of Hyster-Yale or one of its subsidiaries.
Each Director of Hyster-Yale will receive an annual retainer, of $216,000, payable quarterly in arrears. Each quarterly payment shall consist of $17,750 in cash and $36,250 worth of Hyster-Yale Class A Common Stock, transfer of which is restricted pursuant to the terms of the Hyster-Yale Non-Employee Directors’ Equity Compensation Plan.

Each Director of Hyster-Yale Group, Inc. who is not a Director of Hyster-Yale will receive an annual retainer of $20,000, payable in cash quarterly in arrears in installments of $5,000.

Each Chairman of a Committee of the Hyster-Yale Board of Directors will receive an additional annual Committee Chairman’s fee of $10,000, payable in cash quarterly in arrears in installments of $2,500; provided, however, that the Chairman of the Audit Review Committee will receive an annual Committee Chairman’s fee of $20,000, payable in cash quarterly in arrears in installments of $5,000 and the Chairman of the Compensation and Human Capital Committee will receive an annual Committee Chairman’s fee of $15,000, payable in cash quarterly in arrears in installments of $3,750. 100% of all fees paid for service as Chairman of a Committee is attributable to services for Hyster-Yale Group, Inc. and its subsidiaries.
Each member of a Committee (other than the Executive Committee) of the Hyster-Yale Board of Directors, including Committee Chairmen, will receive an additional annual Committee member’s fee of $12,500 for each Committee on which such Director serves, payable in cash quarterly in arrears in installments of $3,125. 100% of all fees paid for service as a member of a Committee is attributable to services for Hyster-Yale Group, Inc. and its subsidiaries.
If during a calendar quarter a Director begins or ceases service on the Hyster-Yale Board of Directors, the board of directors of a Hyster-Yale subsidiary, and/or a Committee of the Hyster-Yale Board of Directors, any quarterly payments attributable to service on such body during such calendar quarter shall be pro-rated based on the number of days during the calendar quarter that the Director served on such body.

This amended policy is effective as of January 1, 2024.

Director Fee Policy
(Effective As of January 1, 2024)